LightPath Announcement: LightPath Technologies Receives Award for Molded Infrared Lens Development

LightPath Technologies Has Received a Multi-Year Phase II Small Business Innovative Research (SBIR) Award for the Development of Molded Chalcogenide Lenses for Infrared

ORLANDO, FL -- 10/31/2007 -- LightPath Technologies, Inc. (NASDAQ: LPTH)

LightPath Technologies was awarded a Phase II Small Business Innovative Research (SBIR) grant from the Naval Air Warfare Center to develop molding technologies for infrared optical components. These molding processes in infrared glass materials will provide lower costs for both government and commercial applications.

LightPath has more than 20 years of experience molding visible and near-infrared aspherical optics. This grant will provide funding that will expand LightPath's existing molding technology and provide enhanced capabilities for larger diameter lenses in the mid- and long-wavelength infrared spectrum.

"Lower-cost infrared optics will enable new markets and applications in thermal imaging," said James Magos, VP of Sales & Marketing for LightPath. "The U.S. government and commercial industries are making significant investments in reducing infrared detector costs. This program is the first step in reducing the cost of optical components, which are a large factor in overall system design.

"The development program will enable larger infrared aspheric lenses and a broader market penetration," he added.

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.

GRADIUM® is a registered trademark of LightPath Technologies

Contacts:
James Magos
Senior Vice President, Sales & Marketing
LightPath Technologies, Inc.
Phone: (407) 382-4003
Email: jmagos@lightpath.com
Internet: www.lightpath.com